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                                                               EXHIBIT 8.1

                    [DAVIS POLK & WARDWELL LETTERHEAD]

                               212-450-4606

                                          May 6, 1997

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, N.C. 27215

Dear Ladies and Gentlemen:

  We are acting as counsel for Laboratory Corporation of America Holdings, a Delaware corporation, (the "Company"), in connection with the Registration Statement on Form S-3, registration no. 333-22427, (including any amendments thereto, the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the Company's (i) transferable subscription rights (the "Rights"); (ii) Series A Convertible Exchangeable Preferred Stock, par value $0.10 per share (the "Series A Exchangeable Preferred Stock") and Series B Convertible Pay-in-Kind Preferred Stock, par value $0.10 per share, with an aggregate liquidation preference of $828,200,000 (the "Series B PIK Preferred Stock" and, together with the Series A Exchangeable Preferred Stock, the "Preferred Stock"); (iii) $250,562,450 aggregate principal amount of convertible subordinated notes due 2012 (the "Notes") which may be issued in exchange for the Preferred Stock; and (iv) such currently indeterminate number of shares of Common Stock, par value $0.01 per share (the "Common Stock") as may be issuable upon conversion of the Preferred Stock and the Notes.

  We have examined drafts of the Registration Statement, as well as originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

  We hereby confirm our opinion contained under the heading "Certain Federal Income Tax Consequences" in the Prospectus contained in the Registration Statement.

  We are members of the Bar of the State of New York and the opinion set forth therein is limited to the laws of the State of New York and the federal laws of the United States of America.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the Prospectus contained in the Registration Statement.

                                          Very truly yours,

                                          /s/ Davis Polk & Wardwell